Exhibit 99.1

Morphotek and Sorrento Therapeutics Sign an Exclusive Research and Option Agreement to generate and develop Morphotek Antibody Drug Conjugates

San Diego CA, June 25, 2014- Concortis Biosystems, Inc. (Concortis), a subsidiary of Sorrento Therapeutics (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and associated pain, today announced a collaboration to generate novel antibody drug conjugates (ADCs) based on a Morphotek antibody linked to chemotherapeutic agents using Concortis’ proprietary ADC Technology. Under the terms of the agreement, Sorrento will receive research fees, up-front payment, milestone payments and royalties on future net sales. Sorrento has the potential to receive up to $50 million upon successful attainment of key milestones.

“Working with Sorrento’s team and its next generation ADC technology platform, we hope to utilize the full potential of our Morphotek antibody by developing agents that may have an enhanced efficacy and safety profile,” said Nicholas Nicolaides, President and CEO at Morphotek.

“We are extremely pleased to have entered into this collaboration with Morphotek, which has successfully pioneered the development of antibodies using their gene evolution technology. This further increases the number of our existing corporate arrangements where Sorrento’s proprietary ADC technology is being used to generate novel ADCs”, said Henry Ji, President and CEO of Sorrento Therapeutics.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq, the next-generation paclitaxel, will commence its registrational trial and be developed under the abbreviated 505(b) (2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about commencing its Cynviloq™ registrational trial; and the advances made in developing human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law. Genexol-PM® is a registered trademark of Samyang Corporation; Abraxane® is a registered trademark of Celgene, Inc; Taxol® is a registered trademark of Bristol-Myers Squibb, Inc. Genexol-PM® is a registered trademark of Samyang Corporation; Abraxane® is a registered trademark of Celgene, Inc; Taxol® is a registered trademark of Bristol-Myers Squibb, Inc.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3719

About Morphotek Inc

Morphotek® Inc., a subsidiary of Eisai Inc., is a biopharmaceutical company specializing in the development of protein and antibody products through the use of a novel and proprietary gene evolution technology. The technology has been successfully applied to a broad variety of cell lines and organisms to yield genetically diverse offspring that are suitable for pharmaceutical product development in the areas of antibody therapeutics, protein therapeutics, product manufacturing, drug target discovery, and improved output traits for commercial applications. The company is currently focusing its platform on the development and manufacturing of therapeutic antibodies for the treatment of cancer, inflammation and infectious disease. For more information, please visit www.morphotek.com.

About Eisai Inc.

At Eisai Inc., human health care is our goal. We give our first thoughts to patients and their families, and helping to increase the benefits health care provides. As the U.S. pharmaceutical subsidiary of Tokyo-based Eisai Co., Ltd., our passionate commitment to patient care is the driving force behind our efforts to help address unmet medical needs. We are a fully integrated pharmaceutical business with discovery, clinical, manufacturing and marketing capabilities. Our key areas of commercial focus include oncology and specialty care (Alzheimer’s disease, epilepsy and metabolic disorders). To learn more about Eisai Inc., please visit us at www.eisai.com/US.

Eisai Inc. has affiliates that are part of a global product creation organization that includes R&D facilities in Massachusetts, New Jersey, North Carolina and Pennsylvania, as well as a global demand chain organization that includes manufacturing facilities in Maryland and North Carolina. Eisai’s global areas of R&D focus include neuroscience; oncology; metabolic disorders; vascular, inflammatory and immunological reaction; and antibody-based programs.

Contact(s)

Mr. Rod Dausch

CFO, Morphotek, Inc.

Dausch@morphotek.com

T: +1-610-423-6111